Exhibit 99.1

GOOGLE ANNOUNCES THIRD QUARTER 2009 RESULTS

MOUNTAIN VIEW, Calif. – October 15, 2009 – Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended September 30, 2009.

“Google had a strong quarter – we saw 7% year-over-year revenue growth despite the tough economic conditions,” said Eric Schmidt, CEO of Google. “While there is a lot of uncertainty about the pace of economic recovery, we believe the worst of the recession is behind us and now feel confident about investing heavily in our future.”

Q3 Financial Summary

Google reported revenues of $5.94 billion for the quarter ended September 30, 2009, an increase of 7% compared to the third quarter of 2008. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the third quarter of 2009, TAC totaled $1.56 billion, or 27% of advertising revenues.

Google reports operating income, operating margin, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

•

GAAP operating income in the third quarter of 2009 was $2.07 billion, or 35% of revenues. This compares to GAAP operating income of $1.65 billion, or 30% of revenues, in the third quarter of 2008. Non-GAAP operating income in the third quarter of 2009 was $2.39 billion, or 40% of revenues. This compares to non-GAAP operating income of $2.02 billion, or 37% of revenues, in the third quarter of 2008.

•

GAAP net income in the third quarter of 2009 was $1.64 billion, compared to $1.29 billion in the third quarter of 2008. Non-GAAP net income in the third quarter of 2009 was $1.88 billion, compared to $1.56 billion in the third quarter of 2008.

•

GAAP EPS in the third quarter of 2009 was $5.13 on 320 million diluted shares outstanding, compared to $4.06 in the third quarter of 2008 on 318 million diluted shares outstanding. Non-GAAP EPS in the third quarter of 2009 was $5.89, compared to $4.92 in the third quarter of 2008.

•

Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC) and, in the third quarter of 2008, the settlement agreement with the Authors Guild and the Association of American Publishers (AAP). Non-GAAP net income and non-GAAP EPS exclude the expenses related to SBC and, in the third quarter of 2008, the settlement agreement with the Authors Guild and the AAP, and the related tax benefits. In the third quarter of 2009, the charge related to SBC was $318 million, compared to $280 million in the third quarter of 2008. The tax benefit related to SBC was $73 million in the third quarter of 2009 and $63 million in the third quarter of 2008. In the third quarter of 2008, we recognized $95 million of expense related to the settlement agreement with the Authors Guild and the AAP. The tax benefit related to the settlement agreement was $39 million in the third quarter of 2008. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, net income, and EPS are included at the end of this release.

Q3 Financial Highlights

Revenues – Google reported revenues of $5.94 billion in the third quarter of 2009, representing a 7% increase over third quarter 2008 revenues of $5.54 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues – Google-owned sites generated revenues of $3.96 billion, or 67% of total revenues, in the third quarter of 2009. This represents an 8% increase over third quarter 2008 revenues of $3.67 billion.

Google Network Revenues – Google’s partner sites generated revenues, through AdSense programs, of $1.80 billion, or 30% of total revenues, in the third quarter of 2009. This represents a 7% increase from third quarter 2008 network revenues of $1.68 billion.

International Revenues – Revenues from outside of the United States totaled $3.14 billion, representing 53% of total revenues in the third quarter of 2009, compared to 53% in the second quarter of 2009 and 51% in the third quarter of 2008. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the second quarter of 2009 through the third quarter of 2009, our revenues in the third quarter of 2009 would have been $166 million lower. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the third quarter of 2008 through the third quarter of 2009, our revenues in the third quarter of 2009 would have been $297 million higher.

Revenues from the United Kingdom totaled $765 million, representing 13% of revenues in the third quarter of 2009, compared to 14% in the third quarter of 2008.

In the third quarter of 2009, we recognized a benefit of $39 million to revenues through our foreign exchange risk management program.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 14% over the third quarter of 2008 and increased approximately 4% over the second quarter of 2009.

Cost-Per-Click – Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our AdSense partners, decreased approximately 6% over the third quarter of 2008 and increased approximately 5% over the second quarter of 2009.

TAC – Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $1.56 billion in the third quarter of 2009, compared to TAC of $1.50 billion in the third quarter of 2008. TAC as a percentage of advertising revenues was 27% in the third quarter of 2009, compared to 28% in the third quarter of 2008.

The majority of TAC is related to amounts ultimately paid to our AdSense partners, which totaled $1.33 billion in the third quarter of 2009. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $229 million in the third quarter of 2009.

Other Cost of Revenues – Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs as well as credit card processing charges, decreased to $667 million, or 11% of revenues, in the third quarter of 2009, compared to $678 million, or 12% of revenues, in the third quarter of 2008.

Operating Expenses – Operating expenses, other than cost of revenues, were $1.64 billion in the third quarter of 2009, or 28% of revenues, compared to $1.72 billion in the third quarter of 2008, or 31% of revenues.

Stock-Based Compensation (SBC) – In the third quarter of 2009, the total charge related to SBC was $318 million, compared to $280 million in the third quarter of 2008.

We currently estimate SBC charges for grants to employees prior to October 1, 2009 to be approximately $1.2 billion for 2009. This estimate does not include expenses to be recognized related to employee stock awards that are granted after September 30, 2009 or non-employee stock awards that have been or may be granted.

Operating Income – GAAP operating income in the third quarter of 2009 was $2.07 billion, or 35% of revenues. This compares to GAAP operating income of $1.65 billion, or 30% of revenues, in the third quarter of 2008. Non-GAAP operating income in the third quarter of 2009 was $2.39 billion, or 40% of revenues. This compares to non-GAAP operating income of $2.02 billion, or 37% of revenues, in the third quarter of 2008.

Interest and Other Income (Expense), Net – Interest and other income (expense), net decreased to an expense of $7 million in the third quarter of 2009, compared to an income of $21 million in the third quarter of 2008.

Income Taxes – Our effective tax rate was 21% for the third quarter of 2009.

Net Income – GAAP net income in the third quarter of 2009 was $1.64 billion, compared to $1.29 billion in the third quarter of 2008. Non-GAAP net income was $1.88 billion in the third quarter of 2009, compared to $1.56 billion in the third quarter of 2008. GAAP EPS in the third quarter of 2009 was $5.13 on 320 million diluted shares outstanding, compared to $4.06 in the third quarter of 2008 on 318 million diluted shares outstanding. Non-GAAP EPS in the third quarter of 2009 was $5.89, compared to $4.92 in the third quarter of 2008.

Cash Flow and Capital Expenditures – Net cash provided by operating activities in the third quarter of 2009 totaled $2.73 billion, compared to $2.18 billion in the third quarter of 2008. In the third quarter of 2009, capital expenditures were $186 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the third quarter of 2009, free cash flow was $2.54 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of September 30, 2009, cash, cash equivalents, and short-term marketable securities were $22.0 billion.

On a worldwide basis, Google employed 19,665 full-time employees as of September 30, 2009, down from 19,786 full-time employees as of June 30, 2009.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s third quarter 2009 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

Following the earnings conference call, Google will host an additional question-and-answer session to provide an opportunity for financial analysts to ask more detailed product and financial questions. This follow-up call will begin today at 3:00 PM (PT) / 6:00 PM (ET) and will also be webcast and available at http://investor.google.com/webcast.html.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our expected stock-based compensation charges and our plans to invest heavily in our business and make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which we expect to file with the SEC in November 2009. All information provided in this release and in the attachments is as of October 15, 2009, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation and, in the third quarter of 2008, a non-recurring cash charge. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation and one-time events so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation and, in the third quarter of 2008, a non-recurring cash charge, less the related tax effect. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation and the non-recurring cash charge in the third quarter of 2008. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

Media Contact:

Jane Penner

650-214-1624

jcpenner@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2008*	September 30, 2009
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,656,672	$12,087,115
Marketable securities	7,189,099	9,907,276
Accounts receivable, net of allowance	2,642,192	2,807,341
Deferred income taxes, net	286,105	663,446
Income taxes receivable, net	—	72,263
Prepaid revenue share, expenses and other assets	1,404,114	816,103

Total current assets	20,178,182	26,353,544
Prepaid revenue share, expenses and other assets, non-current	433,846	415,137
Deferred income taxes, net, non-current	—	233,836
Non-marketable equity securities	85,160	110,372
Property and equipment, net	5,233,843	4,917,491
Intangible assets, net	996,690	823,248
Goodwill	4,839,854	4,849,217

Total assets	$31,767,575	$37,702,845

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$178,004	$192,743
Accrued compensation and benefits	811,643	831,205
Accrued expenses and other current liabilities	480,263	446,322
Accrued revenue share	532,547	599,283
Deferred revenue	218,084	252,221
Income taxes payable, net	81,549	—

Total current liabilities	2,302,090	2,321,774
Deferred revenue, non-current	29,818	35,846
Income taxes payable, net, non-current	890,115	1,318,315
Deferred income taxes, net, non-current	12,515	—
Other long-term liabilities	294,175	305,157
Stockholders’ equity:
Common stock	315	317
Additional paid-in capital	14,450,338	15,380,673
Accumulated other comprehensive income	226,579	232,785
Retained earnings	13,561,630	18,107,978

Total stockholders’ equity	28,238,862	33,721,753

Total liabilities and stockholders’ equity	$31,767,575	$37,702,845

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
	(unaudited)
Revenues	$5,541,391	$5,944,851	$16,094,646	$16,976,738
Costs and expenses:
Cost of revenues (including stock-based compensation expense of $10,729, $14,871, $29,240, $41,000)	2,173,390	2,226,240	6,431,501	6,435,715
Research and development (including stock-based compensation expense of $169,263, $195,624, $550,343, $546,394)	704,571	757,524	2,059,851	2,106,793
Sales and marketing (including stock-based compensation expense of $64,497, $62,260, $149,666, $178,580)	508,801	497,812	1,440,252	1,400,792
General and administrative (including stock-based compensation expense of $35,550, $44,772, $104,345, $122,106)	507,064	389,557	1,391,278	1,202,235

Total costs and expenses	3,893,826	3,871,133	11,322,882	11,145,535

Income from operations	1,647,565	2,073,718	4,771,764	5,831,203
Interest and other income (expense), net	21,217	(7,177)	246,485	(18,685)

Income before income taxes	1,668,782	2,066,541	5,018,249	5,812,518
Provision for income taxes	378,844	427,566	1,173,833	1,266,170

Net income	$1,289,938	$1,638,975	$3,844,416	$4,546,348

Net income per share - basic	$4.10	$5.18	$12.25	$14.39

Net income per share - diluted	$4.06	$5.13	$12.10	$14.27

Shares used in per share calculation - basic	314,241	316,497	313,729	315,883

Shares used in per share calculation - diluted	317,776	319,746	317,730	318,501

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
	(unaudited)
Operating activities
Net income	$1,289,938	$1,638,975	$3,844,416	$4,546,348
Adjustments:
Depreciation and amortization of property and equipment	309,482	311,102	898,762	943,213
Amortization of intangibles and other	76,764	67,521	215,615	215,589
Stock-based compensation expense	280,039	317,527	833,594	888,080
Excess tax benefits from stock-based award activities	(19,791)	(28,034)	(114,770)	(64,393)
Deferred income taxes	(18,707)	(173,907)	(124,597)	(288,338)
Other, net	10,169	(3,251)	(14,488)	(26,338)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	78,049	(84,951)	(218,326)	(126,679)
Income taxes, net	24,314	160,621	552,673	97,103
Prepaid revenue share, expenses and other assets	12,844	225,663	(169,959)	313,458
Accounts payable	(191,402)	(32,500)	(152,165)	9,315
Accrued expenses and other liabilities	310,133	266,892	162,882	(14,275)
Accrued revenue share	12,017	37,884	(4,433)	57,007
Deferred revenue	11,106	22,441	21,354	34,577

Net cash provided by operating activities	2,184,955	2,725,983	5,730,558	6,584,667

Investing activities
Purchases of property and equipment	(451,503)	(186,339)	(1,990,617)	(588,531)
Purchases of marketable securities	(2,892,983)	(8,951,434)	(7,814,293)	(19,587,001)
Maturities and sales of marketable securities	2,218,344	6,580,274	9,634,903	17,015,583
Investments in non-marketable equity securities	(35,377)	(17,510)	(44,869)	(45,941)
Acquisitions, net of cash acquired and proceeds received from divestiture, and purchases of intangible and other assets	24,562	(34,980)	(3,287,708)	(40,073)

Net cash used in investing activities	(1,136,957)	(2,609,989)	(3,502,584)	(3,245,963)

Financing activities
Net (payments) proceeds related to stock-based award activities	(15,506)	463	(38,252)	10,458
Excess tax benefits from stock-based award activities	19,791	28,034	114,770	64,393

Net cash provided by financing activities	4,285	28,497	76,518	74,851

Effect of exchange rate changes on cash and cash equivalents	(45,350)	31,273	(15,616)	16,888
Net increase in cash and cash equivalents	1,006,933	175,764	2,288,876	3,430,443
Cash and cash equivalents at beginning of period	7,363,536	11,911,351	6,081,593	8,656,672

Cash and cash equivalents at end of period	$8,370,469	$12,087,115	$8,370,469	$12,087,115

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in thousands, except per share amounts, unaudited):

	Three Months Ended September 30, 2008						Three Months Ended September 30, 2009
	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			$280,039	(c)					$317,527	(d)
			95,100	(e)

Income from operations	$1,647,565	29.7%	$375,139		$2,022,704	36.5%	$2,073,718	34.9%	$317,527		$2,391,245	40.2%

			$280,039	(c)					$317,527	(d)
			(63,100	) (f)					(72,582	) (f)
			95,100	(e)
			(38,871	) (g)

Net income	$1,289,938		$273,168		$1,563,106		$1,638,975		$244,945		$1,883,920

Net income per share - diluted	$4.06				$4.92		$5.13				$5.89

Shares used in per share calculation - diluted	317,776				317,776		319,746				319,746

(a)	Operating margin is defined as income from operations divided by revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.
(c)	To eliminate $280.0 million of stock-based compensation expense recorded in the third quarter of 2008.
(d)	To eliminate $317.5 million of stock-based compensation expense recorded in the third quarter of 2009.
(e)	To eliminate $95.1 million of expense related to the settlement agreement with the Authors Guild and the Association of American Publishers.
(f)	To eliminate income tax effects related to expenses noted in (c) and (d).
(g)	To eliminate income tax effects related to the expense noted in (e).

Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

Three Months Ended September 30, 2009
Net cash provided by operating activities	$2,725,983
Less purchases of property and equipment	(186,339)

Free cash flow	$2,539,644

Net cash used in investing activities*	$(2,609,989)

Net cash provided by financing activities	$28,497

*	includes purchases of property and equipment.

The following table presents our revenues by revenue source (in thousands, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Advertising revenues:
Google web sites	$3,672,111	$3,955,731	$10,602,660	$11,301,182
Google Network web sites	1,679,861	1,800,890	5,021,283	5,122,432

Total advertising revenues	5,351,972	5,756,621	15,623,943	16,423,614
Licensing and other revenues	189,419	188,230	470,703	553,124

Revenues	$5,541,391	$5,944,851	$16,094,646	$16,976,738

The following table presents our revenues, by revenue source, as a percentage of total revenues (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Advertising revenues:
Google web sites	67%	67%	66%	67%
Google Network web sites	30%	30%	31%	30%

Total advertising revenues	97%	97%	97%	97%
Licensing and other revenues	3%	3%	3%	3%

Revenues	100%	100%	100%	100%